Exhibit 99.1

SUMMARY HISTORICAL FINANCIAL INFORMATION

On December 13, 2021, 3M Company (“3M”), Garden SpinCo Corporation (“Garden SpinCo”), currently a wholly owned subsidiary of 3M, Neogen Corporation (“Neogen”) and Nova RMT Sub, Inc., a wholly owned subsidiary of Neogen (“Merger Sub”), entered into the Agreement and Plan of Merger, dated as of December 13, 2021, by and among 3M, Neogen, Garden SpinCo and Merger Sub, and 3M, Garden SpinCo and Neogen entered into the Separation and Distribution Agreement, dated as of December 13, 2021, by and among 3M, Garden SpinCo and Neogen , pursuant to which, among other things, the Food Safety Business (defined below) will combine with Neogen in a Reverse Morris Trust transaction (the “Transactions”).  The following summary combined financial information of the Food Safety Business is being provided to help you in your analysis of the financial aspects of the Transactions.

As used in this document, the “Food Safety Business” refers to the business conducted by the Food Safety department of 3M and its subsidiaries.  The Food Safety Business includes the manufacturing, marketing, distributing, selling and servicing products or services designed or marketed for (i) detecting, enumerating and culturing (or collecting or holding for the purpose of detecting, enumerating, and culturing) microorganisms or food allergens in commercial food safety applications (except where solely performed to assess the need for or to evaluate the efficacy of filtration and separation products of the 3M Separation and Purification Sciences Division) and (ii) detecting adenosine triphosphate to determine the hygienic status of surfaces, products or environments, in each case in commercial food safety applications.

Summary Historical Combined Financial Information of the Food Safety Business

The following table presents summary historical combined financial information of the Food Safety Business. The summary historical combined financial information of the Food Safety Business for each of the six months ended June 30, 2022 and 2021 and the summary historical balance sheet data as of June 30, 2022 have been derived from the interim combined financial statements of the Food Safety Business included  in Exhibit 99.2 to the current report on Form 8-K to which this document is attached as an exhibit.. The summary historical combined financial information of the Food Safety Business for the years ended December 31, 2021, 2020 and 2019 and as of December 31, 2021 and 2020 have been derived from the annual combined financial statements of the Food Safety Business included in Garden SpinCo’s Registration Statement on Form S-4 and Form S-1 (Registration No. 333-263669) (as amended, the “Registration Statement”). The summary historical combined financial information includes costs of the Food Safety Business, which include the allocation of certain corporate expenses from 3M. The management of the Food Safety Business believes that these allocations were made on a reasonable basis. The summary historical annual and interim combined financial information may not be indicative of the future performance of the Food Safety Business. The summary historical combined financial information should be read in conjunction with the historical combined financial statements of the Food Safety Business and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Food Safety Business,” included in the Registration Statement and Exhibits 99.2 and 99.3 to the current report on Form 8-K to which this document is attached as an exhibit.

In addition, the following table contains certain summary unaudited financial information of the Food Safety Business for the twelve months ended March 31, 2022, which has been calculated by adding the relevant financial information for the three months ended March 31, 2022 to the relevant financial information for the fiscal year ended December 31, 2021, and subtracting the relevant financial information for the three months ended March 31, 2021. As the Food Safety Business’s fiscal year ends on December 31, the presentation of this twelve months ended March 31, 2022 information is not made in accordance with U.S. generally accepted accounting principles (“GAAP”). These twelve months ended March 31, 2022 results are for illustrative purposes only. This data is presented as it is the basis for certain ratios and as adjusted financial information included in this document that we believe is useful as supplemental measures for stockholders in assessing the impact of the Transactions. This twelve months ended March 31, 2022 data is not indicative of the results that may be expected for any fiscal year, and should not be used as the basis for, or prediction of, an annualized calculation.  See “Non-GAAP Financial Measures” below.

	Years Ended December 31,			Six Months Ended June 30,		Twelve Months Ended March 31,
(In thousands of U.S. dollars, except as specified)	2021	2020	2019	2022	2021	2022
Statement of Income Data:
Net sales	$368,388	$336,764	$337,088	$180,973	$178,958	$374,492
Cost of sales	143,348	127,027	121,302	74,707	66,382	147,461
Selling, general and administrative expenses	82,403	71,698	78,776	42,846	40,345	84,550
Research, development and related expenses	25,185	20,830	20,727	12,372	12,233	25,484
Total operating expenses	250,936	219,555	220,805	129,925	118,960	257,495
Income before income taxes	117,452	117,209	116,283	51,048	59,998	116,997
Provision for income taxes	23,720	25,237	24,505	10,447	12,508	23,812
Net income	$93,732	$91,972	$91,778	$40,601	$47,490	$93,185
Net income margin(a)	25.4%	27.3%	27.2%	22.4%	26.5%	24.9%

(a)	Management of the Food Safety Business defines net income margin as net income as a percentage of net sales.

	As of December 31,		As of June 30,
(In thousands of U.S. dollars)	2021	2020	2022
Balance Sheet Data:
Total assets	$202,516	$195,853	$208,211
Total equity	185,017	180,012	189,586

	Years Ended December 31,			Six Months Ended June 30,
(In thousands of U.S. dollars)	2021	2020	2019	2022	2021
Statement of Cash Flow Data:
Net cash provided by operating activities	$89,780	$100,417	$100,044	$34,280	$40,665
Purchases of property, plant and equipment (PP&E)	(5,088)	(4,359)	(4,125)	(1,918)	(2,963)
Net cash used in investing activities	(5,088)	(4,359)	(4,125)	(1,918)	(2,963)
Net cash used in financing activities	(84,692)	(96,058)	(95,919)	(32,362)	(37,702)

The following table also presents certain non-GAAP financial information of the Food Safety Business. See “Non-GAAP Financial Measures” below for further details.

	Years Ended December 31,			Six Months Ended June 30,		Twelve Months Ended March 31,
(In thousands of U.S. dollars, except as specified)	2021	2020	2019	2022	2021	2022
Other Financial Information:
EBITDA(1)	$122,091	$121,746	$120,496	$54,238	$62,856	$121,931
Adjusted EBITDA(1)	123,274	122,968	121,782	55,272	63,666	123,254
Adjusted EBITDA margin (%)(1)	33.5%	36.5%	36.1%	30.5%	35.6%	32.9%
Free cash flow(2)	84,692	96,058	95,919	32,362	37,702	83,601
Free cash flow conversion (%)(2)	94.3%	95.7%	95.9%	94.4%	92.7%	94.7%

(1)
Management of the Food Safety Business defines EBITDA as net income before interest expense, income taxes, and depreciation and amortization. Management of the Food Safety Business defines Adjusted EBITDA as EBITDA, adjusted for stock-based compensation. A reconciliation between net income, on one hand, and EBITDA and Adjusted EBITDA, on the other hand, is as follows:

	Years Ended December 31,			Six Months Ended June 30,		Twelve Months Ended March 31,
(In thousands of U.S. dollars, except as specified)	2021	2020	2019	2022	2021	2022
Net income	$93,732	$91,972	$91,778	$40,601	$47,490	$93,185
Net income margin (%)(a)	25.4%	27.3%	27.2%	22.4%	26.5%	24.9%
Provision for income taxes	23,720	25,237	24,505	10,447	12,508	23,813
Interest expenses	—	—	—	—	—	—
Depreciation and amortization	4,639	4,537	4,213	3,190	2,858	4,934
EBITDA	122,091	121,746	120,496	54,238	62,856	121,931
Stock-based compensation(b)	1,183	1,222	1,286	1,034	810	1,323
Adjusted EBITDA	$123,274	$122,968	$121,782	$55,272	$63,666	$123,254
Adjusted EBITDA margin (%)(c)	33.5%	36.5%	36.1%	30.5%	35.6%	32.9%

(a)	Management of the Food Safety Business defines net income margin as net income as a percentage of net sales.
(b)
The Food Safety Business’s stock-based compensation expense is reflected in cost of sales, selling, general and administrative expense and research, development and related expenses in its combined statements of income.

(c)	Management of the Food Safety Business defines Adjusted EBITDA margin as Adjusted EBITDA as a percentage of net sales.

(2)
Management of the Food Safety Business defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment provided by (PP&E). Management of the Food Safety Business defines free cash flow conversion as free cash flow as a percentage of net cash provided by operating activities. A reconciliation between net cash flow provided by operating activities and free cash flow, and the calculation of free cash flow conversion, is as follows:

	Years Ended December 31,			Six Months Ended June 30,		Twelve Months Ended March 31,
(In thousands of U.S. dollars, except as specified)	2021	2020	2019	2022	2021	2022
Net cash provided by operating activities	$89,780	$100,417	$100,044	$34,280	$40,665	$88,270
Purchases of property, plant and equipment (PP&E)	(5,088)	(4,359)	(4,125)	(1,918)	(2,963)	(4,669)
Free cash flow	$84,692	$96,058	$95,919	$32,362	$37,702	$83,601
Free cash flow conversion (%)	94.3%	95.7%	95.9%	94.4%	92.7%	94.7%

Non-GAAP Financial Measures

This document includes certain financial information of the Food Safety Business that differs from what is reported in accordance with GAAP. These non-GAAP financial measures consist of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, free cash flow, and free cash flow conversion. These non-GAAP financial measures are included in this document because management of the Food Safety Business believes that they provide investors with additional useful information to measure the performance or liquidity of the Food Safety Business, and because these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties as common performance measures to compare results or liquidity or estimate valuations across companies in the Food Safety Business’s industry. In particular:

•
Management of the Food Safety Business defines EBITDA as net income before interest expense, income taxes, and depreciation and amortization. Management the Food Safety Business presents EBITDA as a performance measure because it may allow for a comparison of results across periods and results across companies in the industry in which the Food Safety Business operates on a consistent basis, by removing the effects on operating performance of (a) capital structure (such as the varying levels of interest expense and interest income), (b) asset base and capital investment cycle (such as depreciation and amortization) and (c) items largely outside the control of management (such as income taxes). EBITDA also forms the basis for the measurement of Adjusted EBITDA (discussed below).

•
Management of the Food Safety Business defines Adjusted EBITDA as a performance measure, as EBITDA, adjusted for stock-based compensation. Management of the Food Safety Business presents Adjusted EBITDA because it provides an understanding of underlying business performance by excluding the following:

•
Stock-based compensation. Management of the Food Safety Business believes it is useful to exclude stock-based compensation in order to better understand the long-term performance of the core business and to facilitate comparison with the results of peer companies.

In addition, Adjusted EBITDA (and measures derived therefrom) will form the basis for calculations to determine the combined company’s compliance with certain covenants in the Permanent Financing (as defined in the Registration Statement).

•
Management of the Food Safety Business defines Adjusted EBITDA margin as Adjusted EBITDA as a percentage of net sales. Management of the Food Safety Business presents Adjusted EBITDA margin as a performance measure to analyze the level of Adjusted EBITDA generated from total revenue and net sales.

•
Management of the Food Safety Business define free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. Management of the Food Safety Business believes that free cash flow provides supplemental information to assist management and investors in analyzing the Food Safety Business’s, and, going forward, the combined company’s ability to generate liquidity from its operating activities to fund discretionary capital expenditures and service debt.

•
Management of the Food Safety Business defines free cash flow conversion as free cash flow as a percentage of net cash provided by operating activities. Management of the Food Safety Business presents free cash flow conversion as a liquidity measure to analyze the level of free cash flow generated from net cash from operating activities.

These non-GAAP financial measures are presented for informational purposes only. EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, free cash flow, and free cash flow conversion are not recognized terms under GAAP and should not be considered in isolation or as a substitute for, or superior to, net income (loss), operating income, cash flow from operating activities or other measures of financial performance or with respect to free cash flow and free cash flow conversion, liquidity derived in accordance with GAAP or any other generally accepted accounting principles. This information does not purport to represent the results the Food Safety Business would have achieved had any of the transactions for which an adjustment is made occurred at the beginning of the periods presented or as of the dates indicated. This information is inherently subject to risks and uncertainties. It may not give an accurate or complete picture of the Food Safety Business’s financial condition or results of operations for the periods presented and should not be relied upon when making an investment decision.

The use of the terms EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, free cash flow and free cash flow conversion may not be comparable to similarly titled measures used by other companies or persons due to potential differences in the method of calculation. Additionally, the non-GAAP financial measures of Neogen and the Food Safety Business may not be directly comparable to each other, as each company defines certain of these measures differently from each other as further explained above, or to future non-GAAP financial measures that may be used by the combined company.

These non-GAAP financial measures have limitations as analytical tools. For example, for EBITDA-based metrics:

•	they do not reflect changes in, or cash requirements for the Food Safety Business’s working capital needs;
•	they do not reflect the Food Safety Business’s interest expense or cash requirements necessary to service interest or principal payments on its indebtedness;
•	they do not reflect the Food Safety Business’s tax expense or the cash requirements to pay its taxes;
•	they do not reflect the historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•	they do not reflect the effect on earnings or changes resulting from matters the Food Safety Business considers not to be indicative of its future operations;
•	they do not reflect any cash requirements for future replacements of assets that are being depreciated and amortized; and
•	they may be calculated differently from other companies in the Food Safety Business’s industry limiting their usefulness as comparative measures.

For example, for free cash flow-based metrics:

•	the definition of free cash flow is limited and does not represent residual cash flows available for discretionary expenditures; and
•	the measure of free cash flow does not take into consideration mandatory principal payments on the combined company’s long-term debt.

You should compensate for these limitations by relying primarily on the financial statements of the Food Safety Business that are included or incorporated by reference in the Registration Statement or included in the current report on Form 8-K to which this document is attached, and using these non-GAAP financial measures only as a supplement to evaluate the respective performance of the Food Safety Business.

In addition, this document contains certain unaudited financial information under the heading “Twelve Months Ended March 31, 2022,” calculated for the twelve months ended March 31, 2022, by adding the relevant financial information for the three months ended March 31, 2022 to the relevant financial information for the year ended December 31, 2021, and subtracting the relevant financial information for the three months ended March 31, 2021.   As the Food Safety Business’s financial year ends on December 31, the presentation of this information is not made in accordance with GAAP. These results are for illustrative purposes only. We present this data as it is the basis for certain ratios and as adjusted financial information included in this prospectus that we believe is useful as supplemental measures for stockholders in assessing the impact of the Transactions and was provided to investors in connection with the offering of the 8.625% Senior Notes due 2030 issued by Garden SpinCo. This data is not indicative of the results that may be expected for any fiscal year end, and should not be used as the basis for, or prediction of, an annualized calculation.